Exhibit 10.1

Section 11 of the Joe Peterson offer letter dated June 18, 2001 is further modified to extend the period during which the housing allowance will be paid from 24 months to 60 months, terminating on October 31, 2006 or upon termination of employment, whichever comes first, subject otherwise to the terms of the original offer letter unless such terms are modified by any subsequent agreement or agreements. As per decision of the Compensation Committee on March 13, 2003: Jonathan Holman, Jerry Jones, and William Brock.

/s/ Jonathan S. Holman	March 17, 2003
Jonathan Holman, Chairman, Compensation Committee
On Assignment, Inc. Board of Directors